EXHIBIT 11


    Statement of Computation of Earnings Per Share of Beneficial Interest
                  for the Twelve Months Ended July 31, 1997
                (000's omitted except for per share amounts)


                                                                Fully
                                            Primary EPS      Diluted EPS
                                            -----------      -----------

1.  Proceeds Upon Exercise of
     Options                                  $51,021           $51,021
2.  Market Price of Shares:
       Closing                                                  $ 21.75
       Average                                $22.688
3.  Treasury Shares that Could be
     Repurchased                                2,249             2,346
4.  Option Shares Outstanding                   2,513             2,513
5.  Common Stock Equivalents                      264               167
6.  Average Number of Shares
     Outstanding                               58,461            58,461
7.  Total of Common and Common
     Equivalent Shares                         58,725            58,628
8.  Net Income for the Period After
     Preferred Dividend Requirements           76,576            76,576
9.  Earnings Per Share of Beneficial Interest    1.30              1.31
10. Reported Earnings Per Share of
     Beneficial Interest                    $    1.31               N/A